Exhibit 10.8

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (“Amendment”), dated as of September 7, 2006 (the “Amendment Date”), is among Nutraceutical International Corporation, Nutraceutical Corporation, the lending institutions party to the Credit Agreement referred to below, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as administrative agent for the Banks.

RECITALS:

A.                                   Nutraceutical International Corporation, Nutraceutical Corporation, the lending institutions party thereto, and the Administrative Agent have entered into that certain Credit Agreement, dated as of January 28, 2002 (the “Credit Agreement”).

B.                                     Holdings and the Borrower have requested that the Banks amend the Credit Agreement in certain respects as specifically provided hereinbelow.

C.                                     Subject to satisfaction or waiver of the conditions set forth herein, the Required Banks are willing to amend the Credit Agreement as specifically provided hereinbelow.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Definitions

Section 1.1                                      Definitions. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the same meanings in this Amendment as in the Credit Agreement, as amended hereby.

ARTICLE 2

Amendments to Credit Agreement

Section 2.1                                      Amendment to Section 3.02 of the Credit Agreement. Effective as of the Amendment Date, Section 3.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.02                           Termination, Reduction, or Increase of the Revolving Loan Commitments. (a)  Upon at least three Business Days prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at its Notice Office (which notice shall be irrevocable and shall be promptly transmitted to each of the Banks by the Administrative Agent), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the

Total Unutilized Revolving Loan Commitment; provided that (x) any such termination or partial reduction shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each Bank and (y) any partial reduction pursuant to this Section 3.02(a) shall be in the amount of at least $1,000,000.

(b)                                 In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12(b), the Borrower shall have the right, upon five Business Days prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), to terminate the entire Revolving Loan Commitment of such Bank, so long as all Revolving Loans, together with accrued and unpaid interest, Fees and all other amounts, due and owing to such Bank are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) and the Borrower shall pay to the Administrative Agent at such time an amount in cash and/or Cash Equivalents equal to such Bank’s Percentage of the outstanding Letters of Credit (which cash and/or Cash Equivalents shall be held by the Administrative Agent as security for the obligations of the Borrower hereunder in respect of the outstanding Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent until the proceeds are applied to the secured obligations) (at which time Annex I shall be deemed modified to reflect such changed amounts), and at such time, such Bank shall no longer constitute a “Bank” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 12.01 and 12.06), which shall survive as to such repaid Bank.

(c)                                  (i) Upon notice to the Administrative Agent (who shall promptly notify the Banks), the Borrower may, from time to time, request an increase in the Total Revolving Loan Commitment up to an aggregate of $90,000,000; provided that any such increase in the Total Revolving Loan Commitment shall be in increments of $10,000,000. At the time of sending the notice referred to in the first sentence of this clause (i), the Borrower (in consultation with the Administrative Agent) may request that each Bank determine if it agrees to increase its Revolving Loan Commitment and specify the time period within which each Bank is requested to respond to such request. Each Bank shall respond within such time period to the Administrative Agent and shall indicate if such Bank agrees to increase its Revolving Loan Commitment and, if so, whether by an amount equal to or less than its Percentage of such requested increase. Any Bank not responding within such time period shall be deemed to have declined to increase its Revolving Loan Commitment. The Administrative Agent shall notify the Borrower and each Bank of the Banks’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also (A) request that one or more Banks, in their sole and absolute discretion, nonratably increase their Revolving Loan Commitment(s), and/or (B) invite additional Persons to become Banks under the terms of this Agreement.

(ii)                                  If any Revolving Loan Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date of such increase (the “Increase Effective Date”). The Administrative Agent (in consultation with the Borrower) shall promptly confirm in writing to the Banks the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (A) a certificate of a responsible officer of the Borrower, dated as of the Increase Effective Date certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, certifying that immediately before and immediately after giving effect to such increase the representations and warranties contained in this Agreement and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date (except to the extent that such representations and warranties were expressly made only in reference to a specific date) and certifying that immediately before and immediately after giving effect to such increase no Default or Event of Default exists, (B) an opinion of counsel to Holdings and the Borrower, in form and substance reasonably acceptable to the Administrative Agent, with respect to the increase of the Total Revolving Loan Commitment, and (C) such other agreements, documents, or instruments as may be reasonably required by the Administrative Agent in connection therewith. The Borrower shall pay any commitment fees and other reasonable out-of-pocket expenses incurred in connection with any such increase and shall prepay any Eurodollar Loans outstanding on the Increase Effective Date (and pay any costs incurred in connection with such prepayment pursuant to Section 1.11) to the extent necessary to keep outstanding Eurodollar Loans ratable with any revised Percentage arising from any nonratable increase in the Revolving Loan Commitments under this Section.

(iii)                               This Section shall supersede any provisions in Section 12.12 to the contrary.

(d)                                 The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate on the Maturity Date.

Section 2.2                                      Amendment to Section 3.03 of the Credit Agreement. Effective as of the Amendment Date, Section 3.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.03                           Reserved.

Section 2.3                                      Amendment to Section 7.11 of the Credit Agreement. Effective as of the Amendment Date, clause (a) of Section 7.11 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a)                                  Holdings will, and will cause each of its Subsidiaries (except as otherwise provided in (i) Section 7.13 with respect to Foreign Subsidiaries and (ii) clause (iii) of Section 8.13 with respect to Controlled Subsidiaries) to, grant to the Collateral Agent security interests in such assets and properties of Holdings and its Subsidiaries as are not covered by the Security Documents (other than those expressly excluded from the security created by the respective Security Documents and any Real Property and Intellectual Property in which Liens in favor of the Administrative Agent have not been perfected prior to June 30, 2006), and as may be requested from time to time by the Administrative Agent or the Required Banks (collectively, the “Additional Security Documents”). All such security interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Banks hereby agree that at any time after June 30, 2006, upon written request from the Borrower and notwithstanding any other provision of this Agreement, any Security Document, or any other agreement, document, or instrument executed or delivered in connection herewith or therewith, the Administrative Agent may release any Liens on any Real Property or Intellectual Property which is Collateral under this Agreement, any Security Document, or any other agreement, document, or instrument executed or delivered in connection herewith or therewith; provided that no such release will be granted at any time during the existence of an Event of Default or if an Event of Default would exist after giving effect to any such release.

Section 2.4                                      Amendment to Section 7.13 of the Credit Agreement. Effective as of the Amendment Date, Section 7.13 of the Credit Agreement is hereby amended by adding at the end thereof immediately following the phrase “the Required Banks” a proviso which shall read “; provided that the provisions of this Section 7.13 shall not apply if the combined assets of the Foreign Subsidiaries are less than 10.0% of the total consolidated assets of Holdings and its Subsidiaries as determined in accordance with GAAP; provided further that the Agent may, in its reasonable discretion elect not to perfect in any assets of any Foreign Subsidiary if the Agent determines that it is not feasible or economical to attain any such perfection according to the laws of the applicable foreign jurisdiction.”

Section 2.5                                      Amendment to Section 8.01 of the Credit Agreement. Effective as of the Amendment Date, clause (b) of Section 8.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(b)                                 Notwithstanding the foregoing, Holdings will engage in no business other than (i) its ownership of the capital stock of the Borrower, those obligations of officers and employees of Holdings and its Subsidiaries to the extent permitted by Section 8.05(e) and Borrower Subordinated Notes, (ii) having those liabilities which it is responsible for under this Agreement, the other Documents to which it is a party, the Registration Agreement, and the DDO Lease, (iii) the issuance of Permitted Subordinated Indebtedness, Permitted Holdings PIK Securities, shares of Holdings Common Stock and options and warrants to purchase Holdings Common Stock in each case to the extent permitted hereunder and not giving rise to a Change of Control Event and (iv) activities associated with expenses paid with dividends made by the Borrower pursuant to Sections 8.06(iii) and (iv). Notwithstanding the foregoing, Holdings may engage in those activities that are expressly permitted by the terms of this Agreement and those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing activities and (C) the entering into, and performing its obligations under, this Agreement, the other Documents to which it is a party, the Registration Agreement, and the DDO Lease.

Section 2.6                                      Amendment to Section 8.02 of the Credit Agreement. Effective as of the Amendment Date, clause (b), clause (e), clause (n), clause (o), and clause (u) of Section 8.02 of the Credit Agreement are hereby amended and restated to read in their respective entireties as follows:

(b)                                 Capital Expenditures by the Borrower and its Subsidiaries;

(e)                                  the Borrower and its Subsidiaries may sell or exchange equipment in the ordinary course of business;

(n)                                 so long as no Default or Event of Default exists or would result therefrom, each of the Borrower and its Subsidiaries may sell assets, other than accounts (as defined in the UCC), at the fair market value (as determined in good faith by the Board of Directors or senior management of the Borrower);

(o)                                 so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may acquire (y) assets or capital stock of any Person as permitted by Section 8.05 or (z) all or substantially all of the assets or capital stock of any Person (any such acquisition permitted by this clause (z), a “Permitted Acquisition”), provided, that (i) such Person (or the assets so acquired) was, immediately prior to such acquisition, engaged (or used) primarily in the businesses permitted pursuant to Section 8.01(a), (ii) if such acquisition is structured as a stock acquisition, the provisions of Section 8.13 have been complied with in respect of such Person if (A) the Person so acquired becomes a Wholly-Owned Subsidiary of the Borrower or a Controlled Subsidiary of the Borrower or (B) such Person is merged with and into the Borrower or a

Wholly-Owned Subsidiary or a Controlled Subsidiary of the Borrower (with the Borrower, such Wholly-Owned Subsidiary or such Controlled Subsidiary being the surviving corporation of such merger), (iii) any Liens or Indebtedness assumed or issued in connection with such acquisition are otherwise permitted under Section 8.03 or 8.04, as the case may be, (iv) the only consideration paid in connection with such Permitted Acquisition consists of cash (including cash constituting the proceeds of Revolving Loans hereunder), Holdings Common Stock (valued based on the then current trading price for such Holdings Common Stock), Permitted Subordinated Indebtedness, Permitted Holdings PIK Securities (valued at the aggregate liquidation preference thereof in the case of preferred stock and the aggregate face amount thereof in the case of indebtedness) and/or additional Indebtedness assumed or incurred pursuant to Section 8.04(j) or 8.04(s), (v) the aggregate amount of cash consideration paid and Indebtedness assumed or incurred pursuant to Section 8.04(j) and/or 8.04(s) (including any such consideration paid in respect of Investments previously made in such entity pursuant to Section 8.05) in connection with any such Permitted Acquisition (or series of related Permitted Acquisitions) occurring after June 30, 2006 shall not exceed $30,000,000 plus the then applicable Equity Proceeds Amount, (vi) in the case of any such Permitted Acquisition (or series of related Permitted Acquisitions) occurring after June 30, 2006 involving an aggregate amount of cash consideration paid and Indebtedness assumed or incurred pursuant to Sections 8.04(j), 8.04(q) or 8.04(s) in excess of $30,000,000 (plus, as of any date, the then applicable Equity Proceeds Amount as of such date), prior written consent of the Required Banks to the consummation thereof shall have been obtained and (vii) in the case of any Permitted Acquisition involving an expenditure (with the consideration valued as set forth in clause (iv) above) in excess of $5,000,000, the Borrower shall, on or prior to the date of closing of such Permitted Acquisition, provide to the Administrative Agent a certificate, which shall certify calculations showing, in reasonable detail, that on a pro forma basis, immediately after giving effect to such Permitted Acquisition, the Borrower would have been in compliance with Sections 8.09 and 8.10 of this Agreement for the most recently ended Test Period;

(u)                                 the Borrower and its Subsidiaries may effect any sale of Real Property at any time no Event of Default exists or would exist after giving effect to such sale;

Section 2.7                                      Amendment to Section 8.03 of the Credit Agreement. Effective as of the Amendment Date, clause (o) of Section 8.03 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(o)                                 Liens on Real Property and Intellectual Property of the Borrower, Holdings, and their Subsidiaries, and any proceeds from the sale thereof and products thereof, which secure Indebtedness permitted pursuant to this Agreement, including, without limitation, any Liens securing Indebtedness permitted pursuant to Sections 8.04(p) or 8.04(r), so long as any such Lien attaches only to Real Property that is/was the subject of a Designated Real Property Sale (and is currently the subject of a lease or synthetic lease arrangement permitted by Section 8.04(p)) or a Real Property financing arrangement permitted by Section 8.04(r);

Section 2.8                                      Amendment to Section 8.04 of the Credit Agreement. Effective as of the Amendment Date, Section 8.04 of the Credit Agreement is hereby amended as follows:

(a)                                  clause (d) is hereby amended by deleting the phrase “(x) all such Capitalized Lease Obligations are permitted under Section 8.08 and (y)” therefrom;

(b)                                 clause (j) is hereby amended and restated to read in its entirety as follows:

(j)             Indebtedness of (i) a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (A) such Indebtedness was not incurred in connection with or in anticipation of such Permitted Acquisition and (B) such Indebtedness does not constitute debt for borrowed money (other than debt for borrowed money incurred in connection with industrial revenue or industrial development bond financings), it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (B), and (ii) Indebtedness of the Borrower or a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness) which when added to all Indebtedness incurred pursuant to clause (i) preceding does not exceed 30% of the total value of the assets of the Subsidiary so acquired, or of the asset so acquired, as the case may be;

(c)                                  clause (m) is hereby amended by amending the reference therein to “$15,000,000” to read “$25,000,000”;

(d)                                 clause (o) is hereby amended by amending the reference therein to “$200,000” to read “$500,000”;

(e)                                  clause (q) is hereby amended by amending the reference therein to “$10,000,000” to read “$15,000,000”;

(f)                                    clause (r) is hereby amended and restated to read in its entirety as follows:

(r)                                    Indebtedness of the Borrower and its Subsidiaries incurred in respect of financing arrangements relating to Real Property of the Borrower or its Subsidiaries, provided that such

Indebtedness is not guaranteed or otherwise recourse to any other Person other than the primary obligor thereunder in respect thereof and is not secured by any asset other than the respective Real Property which is the subject of such financing arrangement; and

and

(g)                                 clause (s) is hereby amended by amending the reference therein to “$7,000,000” to read “10,000,000”.

Section 2.9                                      Amendment to Section 8.05 of the Credit Agreement. Effective as of the Amendment Date, clause (g), clause (u), and clause (w) of Section 8.05 of the Credit Agreement are hereby amended and restated to read in their respective entireties as follows:

(g)                                 the Borrower may make intercompany loans and advances to any of its Subsidiaries and any Subsidiary of the Borrower may make intercompany loans and advances to the Borrower or any other Subsidiary of the Borrower (collectively, “Intercompany Loans”), provided, that (w) at no time shall the aggregate outstanding principal amount of Intercompany Loans made pursuant to this clause (g) by the Borrower and its Domestic Subsidiaries to Foreign Subsidiaries, when added to the sum of (i) the aggregate fair market value of all assets transferred to Wholly-Owned Foreign Subsidiaries pursuant to Section 8.02(l) and (ii) the amount of contributions, capitalizations and forgiveness theretofore made pursuant to Section 8.05(l), exceed $10,000,000 (determined without regard to any write-downs or write-offs of such loans and advances), (x) each Intercompany Loan, regardless of amount, made by a Foreign Subsidiary to the Borrower or a Domestic Subsidiary shall be subordinated to the Obligations on the terms set forth in the subordination provisions set forth on Exhibit L, (y) each Intercompany Loan in the original principal amount of $500,000 or more shall be evidenced by an Intercompany Note; provided that the aggregate amount of all Intercompany Loans which are not evidenced by an Intercompany Note shall not at any time exceed $1,000,000 and (z) each such Intercompany Note (other than Intercompany Notes evidencing loans made by Foreign Subsidiaries) shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

(u)                                 the Borrower and its Subsidiaries may make additional investments in the Permitted Joint Ventures (as additional capital contributions or in exchange for securities issued by such Permitted Joint Ventures), so long as the aggregate additional investments in Permitted Joint Ventures made after June 30, 2006 do not exceed $7,500,000;

(w)                               in addition to investments permitted above in this Section 8.05, so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make additional loans, advances and investments to or in a Person so long as the amount of any such loan, advance or investment (at the time of the making thereof) does not exceed an amount equal to

$7,500,000 less the aggregate amount previously used to make loans, advances and investments pursuant to this clause (w) to the extent the same are then still outstanding (determined without regard to any write-downs or write-offs thereof and net of cash repayments of principal in the case of loans and cash equity returns (whether as a dividend or redemption) in the case of equity investments); provided that, any investment made pursuant to this Section 8.05(w) constituting Margin Stock shall be made in an entity engaged in a business permitted pursuant to Section 8.01(a).

Section 2.10                                Amendment to Section 8.06 of the Credit Agreement. Effective as of the Amendment Date, clause (iii) of Section 8.06 of the Credit Agreement is hereby revised to change the reference to “$5,000,000” in clause (B) thereof to read “$10,000,000” and  clause (vii) of Section 8.06 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(vii)                           (a) Holdings may pay cash Dividends, in addition to those permitted above in this Section 8.06, in an aggregate amount not to exceed the sum of (y) $15,000,000, plus (z) the then applicable Cumulative Consolidated Net Income Amount, so long as in each such case no Default or Event of Default then exists or would result therefrom, and (b) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay cash Dividends to Holdings so long as the cash proceeds thereof are promptly used by Holdings for the purpose described in clause (vii)(a) of this Section 8.06, provided that in no event may more than half of the Cumulative Consolidated Net Income Amount be used to pay cash Dividends to shareholders of Holdings other than in the form of Holdings Common Stock repurchases and cash payments owing in respect of Shareholder Subordinated Notes issued pursuant to Section 8.06(iii)(a).

Section 2.11                                Amendment to Section 8.07 of the Credit Agreement. Effective as of the Amendment Date, Section 8.07 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

8.07                           Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined in good faith by the senior management or Board of Directors of Holdings); provided, that the following shall in any event be permitted: (i) the Transaction; (ii) transactions permitted pursuant to Sections 8.02(j), 8.02(l), 8.02(p) and 8.05(e); (iii) compensation of officers and employees in the ordinary course of business and payment of customary fees to non-officer directors of Holdings and its Subsidiaries; (iv) transactions pursuant to the Registration Agreement; (v) transactions between and among Holdings, the Borrower, and any of their respective Subsidiaries who are Guarantors; and (vi) transactions between and among Subsidiaries of Holdings and the Borrower who are not Guarantors.

Section 2.12                                Amendment to Section 8.08 of the Credit Agreement. Effective as of the Amendment Date, Section 8.08 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

8.08                           Reserved.

Section 2.13                                Amendment to Section 8.09 of the Credit Agreement. Effective as of the Amendment Date, Section 8.09 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

8.09                           Leverage Ratio. The Borrower will not permit the Leverage Ratio on the last day of any Test Period to be more than 3.50:1.00.

Section 2.14                                Amendment to Section 8.13 of the Credit Agreement. Effective as of the Amendment Date, Section 8.13 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

8.13                           Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary; provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create (x) Subsidiaries as a result of investments made pursuant to Section 8.05 and (y) Wholly-Owned Subsidiaries so long as, in each case:

(i)                                     prior written notice thereof is given to the Administrative Agent as soon as reasonably practicable;

(ii)                                  the capital stock of such new Subsidiary owned by a Credit Party is pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent;

(iii)                               such new Subsidiary (other than a Foreign Subsidiary except to the extent otherwise required pursuant to Section 7.13 and other than a Controlled Subsidiary which (A) was created or acquired in connection with an acquisition permitted under Section 8.05 to the extent the aggregate consideration (including all cash, stock and assumed or incurred Indebtedness) paid in connection with (I) such acquisition does not exceed $5,000,000 and (II) all such acquisitions during the term of this Agreement does not exceed $15,000,000 and (B) the Borrower directly or indirectly owns less than eighty percent (80%) of the outstanding and voting equity interests of such Controlled Subsidiary) executes a counterpart of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement; and

(iv)                              such new Subsidiary (other than a Foreign Subsidiary except to the extent otherwise required pursuant to Section 7.13 and other than a Controlled Subsidiary which (A) was created or acquired in connection with an acquisition permitted under Section 8.05 to the extent the aggregate consideration (including all cash, stock and assumed or incurred Indebtedness) paid in connection with (I) such acquisition does not exceed $5,000,000 and (II) all such acquisitions during the term of this Agreement does not exceed $15,000,000 and (B) the Borrower directly or indirectly owns less than eighty percent (80%) of the outstanding and voting equity interests of such Controlled Subsidiary) takes all actions required pursuant to Section 7.11 to the extent requested by the Administrative Agent or the Required Banks.

In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

Section 2.15                                Amendment to Section 10 of the Credit Agreement. Effective as of the Amendment Date, (a) the definitions of “Bain Affiliates,” “Bain Capital,” “Scheduled Commitment Reduction,” “Transaction Services Agreement,” and “Vitamin Antitrust Litigation Proceeds Amount” in Section 10 of the Credit Agreement are hereby deleted, (b) each of the following definitions in Section 10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows, respectively, and (c) the definition of “Intellectual Property” set forth below is inserted in such section in alphabetical order:

“Applicable Base Rate Margin” shall mean, during any Applicable Period, the respective percentage per annum set forth in clause (A), (B), (C), (D), or (E) below if, but only if, as of the Test Date with respect to such Applicable Period the condition set forth in clause (A), (B), (C), (D) or (E) as the case may be, below is met:

(A)                              1.00% if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be 3.00:1.00 or greater;

(B)                                0.75% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 3.00:1.00 and none of the conditions set forth in clauses (C), (D), and (E) below are satisfied;

(C)                                0.50% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.50:1.00 and neither condition set forth in clauses (D) or (E) below is satisfied;

(D)                               0.25% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.00:1.00 and the condition set forth in clause (E) below is not satisfied; or

(E)                                 0.00% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.50:1.00.

Notwithstanding anything to the contrary contained above in this definition, (i) except as provided in clause (ii) below, the Applicable Base Rate Margin shall be 0.75% until the day which is 90 days after the Effective Date, whereafter the Applicable Base Rate Margin shall be as otherwise determined in accordance with this definition and (ii) the Applicable Base Rate Margin shall be 1.00% at any time when (x) an Event of Default shall exist or (y) financial statements have not been delivered when required pursuant to Section 7.01(a) or (b), as the case may be.

“Applicable Commitment Fee Percentage” shall mean, during any Applicable Period, the respective percentage per annum set forth in clause (A), (B), (C), (D), (E) or (F) below if, but only if, as of the Test Date with respect to such Applicable Period the condition set forth in clause (A), (B), (C), (D), (E) or (F) below, as the case may be, is met:

(A)                              0.30% if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be 3.00:1.00 or greater;

(B)                                0.275% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 3.00:1.00 and none of the conditions set forth in clause (C), (D), (E) and (F) below are satisfied;

(C)                                0.25% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.50:1.00 and none of the conditions set forth in clause (D), (E) and (F) below are satisfied;

(D)                               0.225% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.00:1.00 and neither of the conditions set forth in clause (E) or (F) below is satisfied;

(E)                                 0.20% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.50:1.00 and the condition set forth in clause (F) below is not satisfied; or

(F)                                 0.175% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.00:1.00.

Notwithstanding anything to the contrary contained above in this definition, (i), except as provided in clause (ii) below, the Applicable Commitment Fee Percentage shall be 0.35% until the day which is 90 days after the Effective Date, whereafter the Applicable Commitment Fee Percentage shall be as otherwise determined in accordance with this definition and (ii) the Applicable Commitment Fee Percentage shall be 0.30% at all times when (x) an Event of Default shall exist or (y) financial statements have not been delivered when required pursuant to Section 7.01(a) or (b), as the case may be.

“Applicable Eurodollar Margin” shall mean, during any Applicable Period, the respective percentage per annum set forth in clause (A), (B), (C), (D), (E) or (F) below if, but only if, as of the Test Date with respect to such Applicable Period the condition set forth in clause (A), (B), (C), (D), (E) or (F) as the case may be, below is met:

(A)                              2.00% if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be 3.00:1.00 or greater;

(B)                                1.75% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 3.00:1.00 and none of the conditions set forth in clauses (C), (D), (E) and (F) below are satisfied;

(C)                                1.50% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.50:1.00 and none of the conditions set forth in clauses (D), (E) and (F) below are satisfied;

(D)                               1.25% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.00:1.00 and neither condition set forth in clause (E) or (F) below is satisfied;

(E)                                 1.00% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.50:1.00 and the condition set forth in clause (F) below is not satisfied; or

(F)                                 0.75% if, but only if, as of the Test Date the Leverage Ratio for the Test Period ended on such Test Date shall be less than 1.00:1.00.

Notwithstanding anything to the contrary contained above in this definition, (i) except as provided in clause (ii) below, the Applicable Eurodollar Margin shall be 1.75% until the day which is 90 days after the Effective Date, whereafter the Applicable Eurodollar Margin shall be as otherwise determined in accordance with this definition and (ii) the Applicable Eurodollar Margin shall be 2.00% at any time when (x) an Event of Default shall exist or (y) financial statements have not been delivered when required pursuant to Section 7.01(a) or (b), as the case may be.

“Change of Control Event” shall mean (a) Holdings shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the Borrower’s capital stock, (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date), other than senior officers of Holdings and/or its Subsidiaries and/or Continuing Directors, shall (i) have acquired beneficial ownership of 25% or more on a fully diluted basis of the voting and/or economic interest in Holdings’ capital stock or (ii) obtained the power (whether or not exercised) to elect a majority of Holdings’ directors or (c) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors.

“Controlled Subsidiary” shall mean any entity that (i) the Borrower directly or indirectly owns at least fifty-one percent (51%) of the outstanding and issued voting equity interests, (ii) the Borrower has the power directly or indirectly to elect at least a majority of the Board of Directors, or (iii) the Borrower has the right at its election to acquire all of the voting equity interests of such entity.

“Intellectual Property” means copyrights, patents, and trademarks, whether foreign or domestic, registered or unregistered, any application for any copyright, patent, or trademark, and any other interest in any copyright, patent, or trademark.

“Maturity Date shall mean September 7, 2011.

“Permitted Holdings PIK Securities” shall mean any preferred stock or subordinated promissory note of Holdings (or any security of Holdings that is convertible or exchangeable into any preferred stock or subordinated promissory note of Holdings), so long as the terms of any such preferred stock, subordinated promissory note or security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking find or other similar provision occurring before September 7, 2012, (iv) do not require the cash payment of dividends or interest before September 7, 2012, (v) do not contain any covenants other than any Permitted Covenant, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings, and (vii) are otherwise reasonably satisfactory to the Administrative Agent.

“Permitted Subordinated Indebtedness” shall mean unsecured subordinated notes (subordinate to all Obligations and all amounts owing pursuant to Interest Rate Protection Agreements and Other Hedging Agreements on terms reasonably satisfactory to the Administrative Agent) issued by Holdings or the Borrower so long as the terms of any such subordinated notes (i) do not provide any collateral security, (ii) do not provide any guaranty or other support from any Person other than the issuer thereof, (iii) do not contain any mandatory put, redemption, repayment, sinking find or other similar provision occurring before September 7, 2012, (iv) do not contain any covenants other than periodic reporting requirements and other covenants reasonably satisfactory to the Administrative Agent, (v) do not grant the holders thereof any voting rights except for limited customary voting on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings and its Subsidiaries, or liquidations involving Holdings or the Borrower, and (vi) are otherwise reasonably satisfactory to the Administrative Agent.

“Required Banks” shall mean Non-Defaulting Banks the sum of whose Revolving Loan Commitments (or, if after the Total Revolving Loan Commitment has been terminated, outstanding Revolving Loans and Percentages of outstanding Swingline Loans and Letter of Credit Outstandings) constitute greater than 50% of the Total Revolving Loan Commitment less the aggregate Revolving Loan Commitments of Defaulting Banks (or, if after the Total Revolving Loan Commitment has been terminated, the total outstanding Revolving Loans of Non-Defaulting Banks and the aggregate Percentages of all Non-Defaulting Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time); provided that at any time there are fewer than three Banks holding Revolving Loan Commitments, or Revolving Loans after the Total Revolving Loan Commitment has been terminated, at all such times “Required Banks” shall mean 100% of such Non-Defaulting Banks.

Section 2.16                                Amendment to Section 12.07 of the Credit Agreement. Effective as of the Amendment Date, clause (a) of Section 12.07 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a)                                  The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings or the Borrower to the Banks); provided, that except as otherwise specifically provided herein, all computations determining compliance with Sections 3.03 and 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the September 30, 2005 financial statements delivered to the Banks pursuant to Section 6.10(b), but shall not give effect to (i) purchase accounting adjustments required or permitted by APB 16 and its interpretations (including non-cash write-ups and non-cash charges relating to inventory, fixed assets and in-process research and development, in each case arising in connection with any Permitted Acquisitions) and APB 17 and its interpretations (including non-cash charges relating to intangibles and goodwill arising in connection with any Permitted Acquisitions) and (ii) those fees paid on or about the Initial Borrowing Date to the Administrative Agent and the Banks in connection with this Agreement.

Section 2.17                                Addition of Section 13.10 to the Credit Agreement. Effective as of the Amendment Date, Section 13 of the Credit Agreement is hereby amended to add a new Section 13.10 immediately following Section 13.09 thereto which new Section 13.10 shall read in its  entirety as follows:

Section 13.10. USA PATRIOT Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, such Bank is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Bank to identify each Credit Party in accordance with the Act.

Section 2.18                                Amendment to Annex I of the Credit Agreement. Effective as of the Amendment Date, Annex I of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

ANNEX I

LIST OF BANKS

Bank	Revolving Loan Commitment	Percentage
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International,” New York Branch	$35,000,000	58.33333%
Wells Fargo Bank, N.A.	$25,000,000	41.66667%
Total	$60,000,000	100%

ARTICLE 3

Conditions and Postclosing Agreements

Section 3.1                                      Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)                                  no Default or Event of Default shall be in existence as of the Amendment Date immediately after giving effect to this Amendment;

(b)                                 the Administrative Agent shall have received a fully executed copy of this Amendment and each other agreement, document, or instrument reasonably requested by the Administrative Agent in connection with this Amendment, in form and substance reasonably satisfactory to the Administrative Agent;

(c)                                  the Administrative Agent shall have received a fully executed copy of the (i) Assignment and Assumption between KeyBank National Association, as assignor, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, as assignee, and (ii) Assignment and Assumption between Zions First National Bank, as assignor, and Wells Fargo Bank, N.A., as assignee, (the Assignment and Assumption Agreements referred to in clause (i) and clause (ii) preceding are referred to collectively herein as the “Assignments”), the Amended and Restated Revolving Notes executed in connection with the Assignments, and evidence that the transactions under each of the Assignments has been consummated including the payment of the “Purchase Price” described therein; and

(d)                                 the Borrower shall have paid to the Administrative Agent (i) for distribution to each of the Banks in accordance with their respective Percentages (immediately after giving effect to the Assignment), a fee in the amount of $60,000 and (ii) for the Administrative Agent’s account all reasonable out-of-pocket costs, reasonable fees, and reasonable out-of-pocket expenses to the extent invoiced to the Borrower or as otherwise may be agreed between the Borrower and the Administrative Agent.

ARTICLE 4

Ratifications, Representations, and Warranties

Section 4.1                                      Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and the other Credit Documents and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the other Credit Documents are ratified and confirmed and shall continue in full force and effect. Holdings, the Borrower, the Administrative Agent, and the Banks agree that the Credit Agreement and the other Credit Documents, as amended hereby, shall continue to be legal, valid, binding, and enforceable in accordance with their respective terms.

Section 4.2                                      Holdings’ and the Borrower’s Representations and Warranties. Each of Holdings and the Borrower hereby represents and warrants to the Administrative Agent and the Banks that (a) the execution, delivery, and performance of this Amendment and any and all other Credit Documents executed and/or delivered in connection herewith have been authorized by all requisite action on the part of Holdings and the Borrower and will not violate the certificate of incorporation or bylaws of Holdings or the Borrower, (b) the representations and warranties of Holdings and the Borrower contained in the Credit Agreement, as amended hereby, and any other Credit Document are true and correct in all material respects on and as of the Amendment Date as though made on and as of the Amendment Date (except to the extent that such representations and warranties were expressly made only in reference to a specific date), and

(c) immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

ARTICLE 5

Miscellaneous

Section 5.1                                      Increase in Total Revolving Loan Commitment. The parties hereto agree that prior to giving effect to this Amendment, the amount of the Total Revolving Commitment is equal to $47,500,000 and that upon effectiveness of this Amendment, including fulfillment of the conditions set forth in Section 3.1, the amount of the Total Revolving Loan Commitment shall be increased to $60,000,000. All future increases and reductions, and any termination, of the Revolving Loan Commitments and the Total Revolving Loan Commitment occurring after the Amendment Date shall be governed the terms of the Credit Agreement, as amended hereby and by any additional amendments thereto hereafter entered into by the parties to the Credit Agreement.

Section 5.2                                      Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Credit Document including any Credit Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other Credit Documents, and no investigation by the Administrative Agent or any Bank shall affect the representations and warranties or the right of the Administrative Agent or any Bank to rely upon them.

Section 5.3                                      Reference to Credit Agreement and Other Credit Documents. Each of the Credit Documents, including the Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement and the other Credit Documents as amended hereby, are hereby amended so that any reference in such Credit Documents to the Credit Agreement or any other Credit Document shall mean a reference to the Credit Agreement and such other Credit Document as amended hereby.

Section 5.4                                      Severability. Any provision in this Amendment that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Amendment are declared to be severable.

Section 5.5                                      Applicable Law. THIS AMENDMENT AND ANY OTHER DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Without in any way limiting the preceding choice of law, the parties elect to be governed by New York law in accordance with, and are relying (at least in part) on, Section 5–1401 of the General Obligations Law of the State of New York, as amended.

Section 5.6                                      Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Holdings, the Borrower, the Administrative Agent, and the Banks and their respective successors and assigns, except neither Holdings nor the Borrower may assign or transfer any of their respective rights or obligations hereunder without the prior written consent of the Banks.

Section 5.7                                      Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic mail of a PDF copy shall be effective as delivery of a manually executed counterpart hereof; provided that original copies of each signature page are delivered to legal counsel for the Administrative Agent promptly upon execution of this Amendment.

Section 5.8                                      Effect of Amendment. No consent or waiver, express or implied, by the Administrative Agent or any Bank to or for any breach of or deviation from any covenant, condition, or duty by Holdings or the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition, or duty. Holdings and the Borrower hereby (a) agree that this Amendment shall not limit or diminish the obligations of Holdings or the Borrower under the Credit Documents, (b) reaffirms Holdings’ and the Borrower’s obligations under each of the Credit Documents, and (c) agrees that each of the Credit Documents to which Holdings or the Borrower is a party remains in full force and effect and is hereby ratified and confirmed.

Section 5.9                                      Further Assurances. Holdings and the Borrower shall execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents and agreements, and shall take or cause to be taken such actions as the Administrative Agent may, from time to time, reasonably request to carry out the terms of this Amendment and the other Credit Documents.

Section 5.10                                Headings. The headings of the several sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

Section 5.11                                Entire Agreement. THIS AMENDMENT AND ALL OTHER INSTRUMENTS, DOCUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 5.12                                Amendment as a Credit Document. This Amendment constitutes a Credit Document and any failure of Holdings or the Borrower to comply with the terms and conditions of this Amendment shall result in a Default under the Credit Agreement.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment on the date first above written.

HOLDINGS:

NUTRACEUTICAL INTERNATIONAL
CORPORATION

By:	/s/ Frank W. Gay II
Frank W. Gay II
Chief Executive Officer

BORROWER:

NUTRACEUTICAL CORPORATION

By:	/s/ Frank W. Gay II
Frank W. Gay II
Chief Executive Officer

ADMINISTRATIVE AGENT AND THE BANKS:

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”,
NEW YORK BRANCH, as the Administrative Agent, a Letter of Credit Issuer, the Swingline Bank, and a Bank

By:	/s/ J. David Thomas
Name:	J. David Thomas
Title:	Executive Director

By:	/s/ Rebecca O. Morrow
Name:	Rebecca O. Morrow
Title:	Executive Director

WELLS FARGO BANK, N.A., as a Bank

By:	/s/ Troy S. Akagi
Name:	Troy S. Akagi
Title:	Vice President

ACKNOWLEDGEMENT, CONSENT, AND REAFFIRMATION

Each of the undersigned Credit Parties acknowledges and consents to the execution and terms and conditions of the foregoing First Amendment to Credit Agreement and reaffirms its obligations under the Credit Documents to which it is a party, and acknowledges and agrees that the Credit Documents to which it is a party remain in full force and effect and such Credit Documents are hereby ratified and confirmed in all respects.

Dated as of September 7, 2006.

ACTION LABS, INC.
AU NATUREL, INC.
AU NATUREL (CANADA), INC.
AU NATUREL (JAPAN), INC.
AU NATUREL (NETHERLANDS), INC.
AU NATUREL (UK), INC.
FRESH ORGANICS, INC.
FRESH VITAMINS, INC.
FUNFRESH FOODS, INC.
HEALTHWAY CORPORATION
M.K. HEALTH FOOD DISTRIBUTORS, INC.
MONARCH NUTRITIONAL LABORATORIES, INC.
NATURE’S LIFE, INC.
NUTRA, INC.
NUTRABRANDS, INC.
NUTRAFORCE, INC.
NUTRAMARKS, INC.
NUTRAPURE, INC.
SEYCHELLES ORGANICS, INC.
SOLARAY, INC.
WOODLAND PUBLISHING, INC.
PEP PRODUCTS, INC.
FRESH TO YOU, INC.
GREAT BASIN BOTANICALS, INC.
NATURAL BALANCE, INC.

By:	/s/ Frank W. Gay II
Frank W. Gay II
Chief Executive Officer of each of the foregoing Credit Parties